Exhibit 10.2

SURRENDER AND CANCELLATION OF EARNING AGREEMENTS

THIS SURRENDER OF ALL RIGHTS UNDER THE EARNING AGREEMENTS AND CANCELLATION OF EARNING AGREEMENTS (“Surrender”) is made as of the 9th day of August, 2017 (the “Effective Date”), by and among Nation Energy (Australia) Pty Ltd, an Australian company, with an address of 1500 West 16th Avenue, Suite F, Vancouver, B.C. Canada V6J 2L6 (“Nation Australia”), and Paltar Petroleum Limited, an Australian company, with an address of Level 10, 32 Martin Place, Sydney, New South Wales 2000 (“Paltar”).  Nation Australia and Paltar may be referred to collectively as the “Parties” or individually as a “Party”.

RECITALS

WHEREAS, pursuant to the terms of those certain six Earning Agreements dated May 31, 2016 (collectively, the “Earning Agreements”), attached hereto as Exhibit “A”, regarding certain exploration permits for exploration in the Northern Territory of Australia, namely the Earning Agreements between Nation Australia and Paltar regarding exploration permits EP 136, EP 143, EP 231, EP 232, EP 234, and EP 237 (such exploration permits being the “Permits”), Nation Australia incurred certain work permit payment obligations and other billable charges, including administrative and general expenses, to Paltar;

WHEREAS, Nation Australia is in arrears for payment to Paltar for a total of USD$5,195,325.96 at March 31, 2017, which consists of unpaid work permit expenses and other billable charges, including administrative and general expenses, to be paid by Nation Australia pursuant to the EP 136, EP 143, EP 231, EP 232, EP 234, and EP 237 Earning Agreements (the “Work Permit Expenses”);

WHEREAS, pursuant to the terms of that certain Promissory Note dated May 31, 2016, issued by Nation Australia to Paltar in the principal amount of AUD$24,322,501.00, with a maturity date of May 31, 2019, Nation Australia is obligated to pay the full principal amount to Paltar plus currently accrued interest, for a total amount owed, as converted into United States Dollars, of USD$19,368,913.78 at March 31, 2017 (the “Promissory Note”), and Nation Energy Inc. has guaranteed payment of the Promissory Note;

WHEREAS, by written notice(s) delivered on the 10th of July, 2017, to Nation Australia, Paltar has asserted that Nation Australia has failed to comply fully with the Earning Agreements and the Promissory Note.  Nation Australia neither admits nor denies this claim;

WHEREAS, given Nation Australia’s default of the Earning Agreements, and with knowledge of its inability to remedy and cure the default within 30 days following Paltar’s notice as provided in Section 7.3 of the respective Earning Agreements, Nation Australia is required to surrender its entire interest in the Earning Agreements to Paltar, free of all encumbrances arising by, though or under Nation Australia and Nation Australia will execute this surrender agreement;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge and intending to be legally bound, Nation Australia and Paltar agree as follows:

1.                  Incorporation of Recitals.  The foregoing recitals are incorporated herein by reference.

2.                  Surrender and Release. Nation Australia hereby surrenders, terminates its entire interest in the aforementioned Permits and Paltar cancels the Earning Agreements. Nation Australia’s rights and interests to the Permits under the Earning Agreements are hereby terminated.  Termination of the Earning Agreements does not eliminate Nation Australia’s obligation to pay the Promissory Note.

3.                  Entire Agreement.       This Surrender sets forth the entire agreement between the Parties, and fully supersedes any and all prior contemporaneous agreements of understandings between the Parties which pertain to the subject matter hereof.  The terms of this Surrender may not be contradicted by evidence of any prior contemporaneous agreement and no extrinsic evidence whatsoever may be introduced to vary its terms in any judicial proceeding involving this Surrender or the subject matter of this Surrender.

4.                  Binding Effect.           As used in this Surrender, the terms Nation Australia and Paltar include their respective heirs, personal representatives, successors, assigns, affiliates, predecessors in interest, successors in interest, assignors, assignees, agents, independent contractors, employees, attorneys, directors, shareholders, investors, insurers, sureties, and anyone claiming by, through or under the respective Party.

5.                  Applicable Law.          This Surrender shall be governed by, construed, interpreted and applied in accordance with the laws of the Northern Territory, Australia, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

[Signature and Acknowledgement Page Follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Surrender on the Effective Date indicated above.

Executed by Nation Energy (Australia) Pty Ltd (ACN 606 533 046) in accordance with section 127 of the Corporations Act 2001 by authority of its directors: /s/ Michael Caetano	/s/ Robert Madzej
Chief Executive Officer/Director Michael Caetano	Director Robert Madzej
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Executed by Paltar Petroleum Limited (ACN 149 987 459) in accordance with section 127 of the Corporations Act 2001 by authority of its directors: /s/ Marc Bruner	/s/ David Sutton
Director Marc Bruner	Director David Sutton
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